Exhibit 99.3

Consent of Goldman Sachs & Co. LLC

March 25, 2019

Board of Directors

Bemis Company, Inc.

2301 Industrial Drive

Neenah, WI 54956

Re:                       Amendment No. 1 to Registration Statement on Form S-4 of Amcor Limited (File No. 333-230217), filed March 25, 2019 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated August 6, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Amcor Limited (“Amcor”) and its affiliates) of the outstanding shares of common stock, par value $0.10 per share (the “Company Shares”), of Bemis Company, Inc. (the “Company”) of the exchange ratio of 5.1 ordinary shares, par value  £0.01, of New Holdco (as defined below) to be issued in exchange for each Company Share (other than the Bemis Excluded Shares (as defined in the Agreement (as defined below)) pursuant to the Transaction Agreement, dated as of August 6, 2018 (the “Agreement”), by and among Amcor, Arctic Jersey Limited, a subsidiary of Amcor (“New Holdco”), Arctic Corp., a wholly owned subsidiary of New Holdco, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the caption “Summary-Opinion of Bemis’ Financial Advisor” and “The Transaction-Opinion of Bemis’ Financial Advisor” and to the inclusion of the foregoing opinion in the proxy statement/prospectus included in the Registration Statement, as amended.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)